Exhibit 10.1

FIRST Amendment to PROMISSORY Note

This First Amendment to Promissory Note is made February 19, 2024 (“Amendment Effective Date”), by and between KEYSTAR CORP., a Nevada corporation (the “Maker”), and JOHN LINSS, a Nevada resident (the “Holder”) (this “First Amendment”). The Maker and the Holder hereby agree that the Promissory Note, dated February 27, 2023, made by the Maker in favor of the Holder in the original principal amount of One Million Seven Hundred Thousand and 00/100 Dollars ($1,700,000.00) (as amended, restated supplemented or otherwise modified from time to time, the “Note”) shall be and hereby is amended pursuant to the terms of this First Amendment. Furthermore, the Maker and the Holder agree as follows:

1. Section 2 of the Note is hereby deleted in its entirety and replaced with the following:

2. Maker will pay the indebtedness, which includes all accrued interest, evidenced by this Note (the “Indebtedness”) as provided herein. Absent the occurrence and continuation of an Event of Default (as hereinafter defined), the Indebtedness will be paid as follows:

a.	A total of $425,000.00 of the Indebtedness will be paid on or before February 27, 2024;

b.	Commencing on April 1, 2024, and continuing on the first day of each calendar month thereafter, equal monthly payments of principal and interest (based on a two (2) year amortization) in the amount of Fifty-Nine Thousand Six Hundred Sixty-Five and 09/100 Dollars ($59,665.09) shall be due and payable; and

c.	The balance of the Indebtedness will be paid on the Maturity Date.

As used herein, the term “Maturity Date” means the earliest of (a) April 1, 2026, (b) upon the occurrence of an Uplisting (as hereafter defined), the fifth day after the occurrence of the Uplisting, or (c) upon the occurrence of a Change of Control (as hereafter defined), the fifth day after the occurrence of the Change of Control; and the term “Uplisting” means the listing of shares of the Maker’s common stock on The New York Stock Exchange, The NYSE American, The Nasdaq Global Market, The Nasdaq Global Select Market, The Nasdaq Capital Market or any successor or substantially equivalent national securities exchange; and the term “Change of Control” means the consummation of: (a) a sale, transfer, exclusive license or other disposition, in one transaction or a series of related transactions, of all or substantially all of the Maker’s and its subsidiaries’ assets, taken as a whole (except where such sale, transfer, license or other disposition is to a wholly-owned subsidiary of the Maker); (b) the merger or consolidation of the Maker with or into another entity, except any merger or consolidation in which the holders of capital stock of the Maker immediately prior to such merger or consolidation continue to hold a majority of the voting power of the capital stock of the Maker or the surviving or acquiring entity, (or, if the surviving or acquiring entity is a wholly owned subsidiary of another party immediately following such merger or consolidation, the parent entity of such surviving or acquiring entity); (c) the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Maker’s securities), of the Maker’s securities if, after such consummation, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Maker (or the surviving or acquiring entity, or the parent entity of such surviving or acquiring entity); or (d) a liquidation, voluntary or involuntary dissolution or winding up of the Maker.

3. The Maker hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by it pursuant to the terms and conditions of the Note and the other documents executed in connection therewith.

4. The Maker hereby represents and warrants to the Holder that (i) the Maker has the legal power and authority to execute and deliver this First Amendment, (ii) the chairman of the Maker executing this First Amendment has been duly authorized to execute and deliver the same and bind the Maker with respect to the provisions hereof, (iii) the execution and delivery hereof by the Maker and the performance and observance by the Maker of the provisions hereof and of the Note and all documents executed or to be executed herewith or therewith do not violate or conflict with the organizational agreements of the Maker or any law applicable to the Maker or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against the Maker, and (iv) this First Amendment, the Note and the documents executed or to be executed by the Maker in connection herewith or therewith constitute valid and binding obligations of the Maker in every respect, enforceable in accordance with their respective terms.

5. The Maker represents and warrants that (i) after giving effect to this First Amendment, no Event of Default exists under the Note, nor will any occur as a result of the execution and delivery of this First Amendment or the performance or observance of any provision hereof and (ii) it presently has no known claims or actions of any kind at law or in equity against the Holder arising out of or in any way relating to the Note.

6. On the Amendment Effective Date, the Maker shall pay to the Holder all of the Holder’s costs and expenses incurred in connection with the negotiation, preparation and closing of the First Amendment and in administering and/or enforcing any of the Holder’s rights and remedies with respect to the Note and the other Loan Documents, including without limitation the Holder’s attorneys’ fees and expenses.

7. Each reference to the Note that is made in the Note or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Note as amended hereby.

8. The agreements contained in this First Amendment are limited to the specific agreements made herein. Except as amended hereby, all of the terms and conditions of the Note and the other documents executed in connection therewith shall remain in full force and effect. This First Amendment amends the Note and is not a novation thereof.

9. This First Amendment shall be governed by, and shall be construed and enforced in accordance with, the laws of the State of Nevada without regard to the principles of the conflicts of law thereof.

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IN WITNESS WHEREOF, the undersigned hereby have executed this First Amendment on the day and year first written above.

MAKER:

KeyStar Corp., a Nevada corporation

By:	/s/ Bruce A. Cassidy
Name:	Bruce A. Cassidy
Title:	Executive Chairman

HOLDER:

/s/ John Linss
John Linss